Filed Pursuant to Rule 424(b)(5)

Registration No. 333-295069

BARFRESH FOOD GROUP INC.

Up to 5,550,602 shares of Common Stock

This prospectus relates to the registration of the resale or other distribution by the selling stockholders named herein (the “Selling Stockholders”) of up to 5,550,602 shares of common stock of Barfresh Food Group Inc., par value $0.000001 per share (the “Common Stock”), consisting of:

●	Up to 3,198,102 shares, which include (a) up to 2,595,862 shares issuable upon conversion of convertible promissory notes (the “Conversion Shares”) in the aggregate amount of $7,528,000 (the “Notes”), and (b) up to 602,240 shares that may be paid as interest on the Notes, using an assumed price of $2.50 per share (the “Interest Shares”); and

●	Up to 2,352,500 shares (the “Warrant Shares”) issuable upon exercise of warrants (the “Warrants”) exercisable through various dates in March 2030 at a price of $3.20 per share.

The shares of Common Stock that may be sold by the Selling Stockholders are collectively referred to in this prospectus as the “Offered Securities.” Our registration of the resale of the Offered Securities does not mean that the Selling Stockholders will offer or sell any of the Offered Securities.

We will not receive any of the proceeds from the sale by the Selling Stockholders of any of the Offered Securities. Upon any exercise of the Warrants, however, we will receive the exercise price of the Warrants, which, if exercised in full would result in gross proceeds to us of approximately $7.5 million. However, we cannot predict when and in what amounts or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. We will bear all costs, expenses and fees in connection with the registration of the resale of the Offered Securities. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the Offered Securities.

The Offered Securities being offered for resale in this prospectus represent a substantial percentage of the total outstanding shares of our Common Stock as of April 24, 2026. Assuming the issuance of all of the Offered Securities being registered for resale pursuant to this prospectus to the Selling Stockholders, the Offered Securities would represent approximately 25.6% of the then outstanding Common Stock as of April 24, 2026. The resale of the Offered Securities, or the perception that these sales could occur, pursuant to this prospectus, could result in a significant decline in the public trading price of our Common Stock.

The Selling Stockholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell the securities in the section titled “Plan of Distribution.”

You should carefully read this prospectus, and any applicable prospectus supplement, before you invest in any of our securities.

The shares of Common Stock are listed on Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “BRFH. On April 23, 2026, the last sale price of the Common Stock as reported on Nasdaq was $2.67 per share.

We are a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings. See “Implications of being a Smaller Reporting Company.”

Investing in our securities involves risks. You should carefully read and consider the risk factors included in our periodic reports filed with the Securities and Exchange Commission (the “SEC”), in any applicable prospectus supplement relating to a specific offering of securities and in any other documents we file with the SEC. See the section entitled “Risk Factors” on page 4 of this prospectus, in our other filings with the SEC and in the applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 24, 2026.

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ABOUT THIS PROSPECTUS

This prospectus relates to the resale by the Selling Stockholders identified in this prospectus under the caption “Selling Stockholders,” from time to time, of up to an aggregate of 5,550,602 shares of Common Stock. We are not selling any shares of Common Stock under this prospectus, and we will not receive any proceeds from the sale of shares of Common Stock offered hereby by the Selling Stockholders, although we may receive cash from the exercise of the Warrants.

You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with any other information, and we take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. The information contained in this prospectus speaks only as of the date set forth on the cover page and may not reflect subsequent changes in our business, financial condition, results of operations and prospects.

We are not, and the Selling Stockholders are not, making offers to sell these securities in any jurisdiction in which an offer or solicitation is not authorized or permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation. You should read this prospectus in its entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information.”

Unless otherwise indicated or the context otherwise requires, all references to “Barfresh,” “Company,” “Registrant,” “we,” “our,” “ours” and “us” refer to Barfresh Food Group Inc. and its subsidiaries. When we refer to “you” in this section, we mean all purchasers of the securities being offered by this prospectus and any accompanying prospectus supplement, whether they are the holders or only indirect owners of those securities.

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IMPLICATIONS OF BEING A SMALLER REPORTING COMPANY

We qualify as a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our voting and non-voting Common Stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting Common Stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Reports on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, as long as we are a smaller reporting company with less than $100 million in annual revenue, we are not required to obtain an attestation report on internal control over financial reporting from our independent registered public accounting firm.

We may choose to take advantage of some or all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our Common Stock. You should read the entire prospectus and the information incorporated herein by reference carefully, including “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements” included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference in this prospectus, before making an investment decision.

Business Overview

The Company is engaged in the manufacturing and distribution of ready-to-drink and ready-to-blend frozen beverages and food, including smoothies, shakes, frappes and juice pops. The current operation was established following a 2012 reverse merger into an inactive Delaware corporation, formed on February 25, 2010.

On October 3, 2025, we acquired Arps Dairy, Inc., an Ohio corporation (“Arps Dairy”), which operates a 15,000- square foot dairy processing facility to be replaced in 2026 by a new 44,000-square foot facility under construction nearby (the “New Facility”), thereby obtaining manufacturing capability that we did not previously have. Unless otherwise expressly stated or the context otherwise requires, the description of our business included or incorporated by reference in this prospectus reflects our business after giving effect to the Arps Dairy acquisition (the “Acquisition”).

Barfresh is a leader in the creation, manufacturing and distribution of ready-to-drink and ready-to-blend frozen beverages. The current portfolio of products includes smoothies, shakes and frappes.

Some of the key benefits of the products for the end consumers that drink the products include:

●	From as little as 125-130 calories (per serving)
●	Real fruit in every smoothie
●	Dairy free options
●	Kosher approved
●	Gluten Free

Following the Acquisition, we are also engaged in providing raw and processed milk to a single significant customer. This legacy Arps Dairy activity is strategic from the standpoint of our supply chain and capacity utilization.

Products

Barfresh legacy products are packaged in three distinct formats.

The Company’s ready-to-drink smoothie, “Twist & Go”™, has initially been focused towards the USDA national school meal program, including the School Breakfast Program, the National School Lunch Program and Smart Snacks in Schools Program. This sweet fruit and creamy yogurt smoothie contains four ounces of yogurt and a half-cup of fruit/fruit juice and comes in three different flavors: strawberry banana, peach, and mango pineapple. The product was originally launched in a bottled packaging format. The Company introduced Twist & Go™ cartons in 2022. Twist & Go™ contains no added sugars, preservatives, artificial flavors or colors. At only 125 -130 calories and with 5 grams of protein, it makes the perfect start to any day or on-the-go snack.

The Company’s bulk “Easy Pour” format, which contains all the ingredients necessary to make the beverage, is packaged in gallon containers in a concentrated formula that is mixed in beverage dispensing equipment 1:1 with water. The Company has a “no sugar added” version of the bulk “Easy Pour” format that is specifically targeted for the aforementioned USDA national school meal programs. In addition, the Company received approval from the United States Defense Logistics Agency (“USDLA”) to sell its smoothie products into all branches of the U.S. Armed Forces and is currently in contract with and selling its bulk Easy Pour products into over one hundred military bases in the United States and abroad. Additionally, the Company offers WHIRLZ 100% Juice concentrate, which is sold at ambient temperatures and mixed in beverage dispensing equipment on a 5:1 ratio.

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The Company’s single-serve format features portion controlled and ready-to-blend beverage ingredient packs or “beverage packs”. The beverage packs contain all the ingredients necessary to make the beverage, including the base (either sorbet, frozen yogurt, or ice cream), real fruit pieces, juices, and ice – five ounces of water are added before blending.

In 2024, the Company introduced its ready-to-eat juice pop, “Pop & Go” ™, with initial shipments in the fourth quarter of 2024. The product will initially be focused towards the National School Lunch and Smart Snacks in Schools Programs. Pop & Go ™ contains 4 oz of juice, no added sugars, preservatives or artificial flavors or colors, and comes in five flavors.

Distribution

The Company conducts sales through several channels, including National Accounts, Regional Accounts, and Broadline Distributors.

Raw and processed milk is sold directly to the single customer for these products.

Manufacturing

In the past, Barfresh has relied solely on contract manufacturers to manufacture all of its products in the United States. With the acquisition of Arps Dairy, Barfresh will now be able to control the quantity and quality of its own production, as well as eliminating fees previously paid to third-party manufacturers, reducing freight costs, enabling the more efficient procurement of ingredients, and lowering cold storage costs.

As described in Risk Factors, by bringing the majority of its manufacturing in-house, Barfresh gains greater control over its supply chain and positions the Company for accelerated growth and expanded market opportunities. The manufacturing facility acquisition provides Barfresh with the operational foundation and cost efficiencies necessary to scale its business profitably. In the fourth quarter of 2025, the acquired manufacturing facility produced 18% of supply.

Facilities

Our principal executive offices are located at 12100 Wilshire Boulevard, 8th Floor, Los Angeles, California, 90025. Our lease of our former executive offices at 3600 Wilshire Boulevard, Suite 1720, Los Angeles, California, 90010 expired on March 31, 2026 and was not renewed.

Arps Dairy is currently operating a dairy processing plant consisting of approximately 15,000 square feet, located at 220 N. Clinton Drive, in Defiance, Ohio (the “Existing Facility”). It is also in the process of constructing the New Facility, a 44,000-square-foot state-of-the-art manufacturing facility at 136 Fox Run Drive in Defiance, Ohio. We plan to complete construction and install processing equipment during 2026, creating a modern production hub that will serve as a cornerstone of the Company’s expanded manufacturing strategy. In addition, Arps Dairy has been given a $2.4 million government grant to be used towards the equipment installation at the New Facility. Arps Dairy will vacate the Existing Facility once the New Facility is ready for operations in late 2026.

Plan of Operation

For the 2026 fiscal year, the Company will be focused on manufacturing as much of its products as possible and building the infrastructure needed to support Arps Dairy as a wholly-owned subsidiary. Arps Dairy’s existing equipment and line of credit loans were paid off as part of the Acquisition consideration. In March 2026, we raised $7,528,000 through the sale of the Notes and Warrants. The proceeds were used to retire $2,541,000 in mortgage debt and construction payables, and are expected to be used to repay remaining construction related payables as well as complete construction of the New Facility in 2026.

Corporate Information

Our current business was established following a 2012 reverse merger into an inactive Delaware corporation, formed on February 25, 2010. We have three direct subsidiaries: Barfresh Corporation, Inc. (formerly known as Smoothie, Inc.), Barfresh, Inc., and Arps Dairy, Inc. Our corporate office is located at 12100 Wilshire Boulevard, 8th Floor, Los Angeles, 90025. Our telephone number is (310) 598-7113 and our website is www.barfresh.com. The information contained on, or accessible through, our website is not incorporated in, and shall not be part of, this prospectus.

On January 20, 2022, our shares of Common Stock began trading on the Nasdaq Capital Market under the symbol, “BRFH.”

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THE OFFERING

Common Stock offered by Selling Stockholders	Up to 5,550,602 shares, which include (a) up to 2,595,862 Conversion Shares, (b) up to 602,240 Interest Shares; and (c) up to 2,352,500 Warrant Shares.

Common Stock outstanding before this offering	16,143,501 shares.

Use of proceeds	We will not receive any proceeds from the resale of shares of Common Stock included in this prospectus by the Selling Stockholders. Assuming the subsequent exercise of the Warrants for cash, we will receive an aggregate of approximately $7.5 million in gross proceeds. However, no assurance can be given that the Warrants will ever be exercised. We intend to use any proceeds received by us, if any, for working capital and general corporate purposes. However, we have no current understandings, agreements or commitments for any specific material acquisitions at this time. We will have broad discretion over the use of any proceeds from the exercise of the Warrants. Our ability to continue funding our existing and future operations is not dependent upon receiving cash proceeds from the exercise of the any of the Warrants See “Use of Proceeds.”

Risk factors	Investing in shares of our Common Stock involves a high degree of risk. See “Risk Factors” for a discussion of factors you should carefully consider before investing in shares of our Common Stock.

Trading symbol	Our shares of Common Stock are listed on the Nasdaq Capital Market under the symbol “BRFH.”

Unless otherwise indicated or the context otherwise requires, references in this prospectus to the number and percentage of shares of our Common Stock outstanding before and upon completion of this offering are based on shares of our Common Stock outstanding as of April 24, 2026. This amount, and, unless otherwise indicated, other information presented in this prospectus, excludes as of April 24, 2026:

●	1,190,959 shares of Common Stock reserved for issuance under our 2023 Equity Incentive Plan;

●	266,435 shares reserved under our 2015 Equity Incentive Plan;

●	339,362 reserved for issuance outside of our plans; and

●	1,400,000 shares of Common Stock reserved for issuance under our 2024 Employee Stock Purchase Plan.

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RISK FACTORS

You should consider carefully the risks described below and discussed under the section captioned “Risk Factors” contained in our annual report on Form 10-K for the year ended December 31, 2025, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, each of which is incorporated by reference in this prospectus in their entirety, together with other information in this prospectus and the information and documents incorporated by reference in this prospectus, and any free writing prospectus that we have authorized for use in connection with this offering before you make a decision to invest in our securities. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our Common Stock to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Related to Our Business

We have a history of operating losses.

We have a history of operating losses and may not achieve or sustain profitability. These operating losses have been generated while we market to potential customers. We cannot guarantee that we will become profitable. Even if we achieve profitability, given the competitive and evolving nature of the industry in which we operate, we may be unable to sustain or increase profitability and our failure to do so would adversely affect the Company’s business, including our ability to raise additional funds.

If we continue to suffer losses from operations, our working capital may be insufficient to support our ability to expand our business operations as rapidly as we would deem necessary at any time, unless we are able to obtain additional financing. There can be no assurance that we will be able to obtain such financing on acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to pursue our business objectives and would be required to reduce our level of operations, including reducing infrastructure, promotions, sales and marketing programs, personnel and other operating expenses. These events could adversely affect our business, results of operations and financial condition. If adequate funds are not available or if they are not available on acceptable terms, our ability to fund the growth of our operations, take advantage of opportunities, develop products or services or otherwise respond to competitive pressures, could be significantly limited.

We completed our first acquisition in the fourth quarter of 2025. Growth by acquisitions involves risks, and we may not be able to effectively integrate the business we acquired to achieve the objectives of the acquisition or implement the contract manufacturing agreement.

We completed the acquisition of Arps Dairy in October 2025. The Acquisition is subject to various risks and uncertainties and could have a negative impact on our business, financial condition, and/or results of operations. These risks include the inability to integrate effectively the operations, products, and personnel of the acquired company which is located a significant distance from our existing business, the inability to complete construction that was in progress on the New Facility at the time of the Acquisition within the anticipated timeframe and budget, the inability to achieve anticipated cost savings or operating synergies, the management of risks associated with manufacturing operations including product quality and safety, and the risk we may not be able to effectively manage our operations at an increased scale of operations resulting from the Acquisition.

By acquiring Arps Dairy, we are now exposed to operational risk in dairy processing.

Operating a dairy processing plant involves significant operational, regulatory, and market-related risks. The plant is highly dependent on a consistent supply of raw milk, which may be affected by factors outside of our control. In addition, dairy processing facilities must comply with stringent food safety, environmental, and occupational health regulations; failure to maintain compliance could result in fines, recalls, suspension of operations, or reputational damage. Equipment breakdowns, labor shortages, or disruptions in energy and water supply could materially impact production capacity and increase costs. Moreover, given the perishable nature of dairy products, disruptions in transportation or refrigeration systems pose heightened risks of spoilage and product loss. These factors, individually or in combination, may adversely affect the plant’s operational performance, profitability, and long-term viability.

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Our operations depend on the consistent availability and quality of raw milk.

The supply and cost of raw milk are influenced by factors outside of our control, including seasonal fluctuations, weather conditions, feed and fuel costs, disease outbreaks, and general agricultural market conditions. Interruptions in raw milk supply or significant increases in input costs could materially and adversely affect our ability to produce and sell dairy products, and could negatively impact our operating results.

Dairy processing facilities are subject to extensive regulation.

Our dairy processing facility will need to comply with regulations by federal, state, and local authorities, including requirements related to food safety, sanitation, labeling, environmental protection, and occupational health and safety. Failure to comply with applicable laws and regulations could result in fines, mandatory product recalls, product seizures, suspension of operations, reputational harm, and liability for damages. Compliance costs may also increase over time as regulations become more stringent. Any such outcomes could have a material adverse effect on our business and financial performance.

Our dairy processing operations are dependent on reliable performance of our equipment.

The operations at Arps Dairy rely on specialized processing equipment, refrigeration systems, and a reliable supply of utilities such as water and energy. Equipment breakdowns, malfunctions, or prolonged utility outages could disrupt our production and distribution activities, cause product spoilage, and increase operating costs. Because dairy products are perishable, even brief disruptions in equipment or infrastructure can result in significant product loss and revenue reduction.

We require reliable and trained personnel for our dairy operations.

Our success depends on maintaining a trained and reliable workforce to operate our dairy processing facilities. Labor shortages, increased wage pressures, or work stoppages could impair our ability to operate efficiently. In addition, recruiting and retaining qualified personnel in rural or specialized markets may be difficult. Labor-related challenges could increase costs, reduce production capacity, or negatively impact product quality and safety.

It is difficult to predict the timing and amount of our sales because our distributors and national accounts may not be required to place minimum orders with us.

Our distributors are not required to place minimum monthly or annual orders for our products. Accordingly, we cannot predict the timing or quantity of purchases by any of our independent distributors or whether any of our distributors will continue to purchase products from us in the same frequencies and volumes as they may have done in the past. Additionally, our larger distributors and partners may make orders that are larger than we have historically been required to fill. Shortages in inventory levels, supply of raw materials or other key supplies could negatively affect us.

As an increasing portion of our sales is coming from school districts, our business is becoming more seasonal, which presents certain challenges with respect to cash flow.

With sales to school districts representing an increasing percentage of our total sales, we require a significant amount of working capital to fund the production of inventory during the third calendar quarter. Revenues from sales to school districts generally are reflected in our first quarter and third quarter results. We continue efforts to have less fluctuation with respect to working capital – for example by developing a frozen juice pop product which we expect to be more popular during warmer months of the year – but such efforts require time to be accepted in the marketplace.

Issues with a manufacturer have resulted in significant losses, as well as other negative impacts.

As described more fully in Item 7 (Management’s Analysis and Discussion of Financial Condition and Results of Operations) in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, we experienced product quality issues with a contract manufacturer (the “Manufacturer”) that provided approximately 52% of our products in the year ended December 31, 2022. Complaints from customers led us to withdraw product from the market and destroy existing inventory.

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In addition to the financial damage from the product withdrawal, we were forced to obtain suitable replacement contract manufacturers and regain the confidence of our customers and investing public, all while seeking a resolution with the Manufacturer. These tasks required substantial amounts of personnel and capital resources in 2023, 2024, and 2025, including production trial and other start-up costs.

Disruption within our supply chain, contract manufacturing or distribution channels has had and may continue to have an adverse effect on our business, financial condition and results of operations.

Our ability, through our suppliers, business partners, contract manufacturers, independent distributors and retailers, to produce, transport, distribute and sell products is critical to our success.

In the past, damage or disruption to our suppliers or to manufacturing or distribution capabilities due to weather, natural disaster, fire or explosion, terrorism, pandemics such as COVD-19 and influenza, labor strikes or other reasons, has impaired the manufacture, distribution and sale of our products. Many of these events were outside of our control.

Our experience with the Manufacturer demonstrated how our reliance on a limited number of manufacturers and suppliers increased this risk. Most of our suppliers and manufacturers produce similar products for other companies, and our products may represent a small portion of their businesses. Further, it takes a newly engaged manufacturer typically up to nine months of retrofitting/ preparation before it can begin producing our products. Starting in 2023 and continuing through the third quarter of 2025 we did not have contracts in place to produce sufficient units to meet projected demand. If one of our manufacturers failed to perform, we were faced with a significant interruption in our supply chain. If one of our manufacturers or suppliers failed to perform or deliver products, for any reason, our sales and results of operations were adversely affected, and led to the possible loss of customers.

Our contract manufacturer that supplied 54% of our product in 2024 and 43% in 2025 (“Manufacturer A”) gave notice that it would not renew our contract when it concluded in February 2026. Additionally, in December 2025, our manufacturer that supplied 38% of our product in 2024 and 40% in 2025 (“Manufacturer B”) discontinued manufacturing our products.

The Acquisition is a significant step towards protecting against or mitigating the likelihood or potential impact of such events, and their adverse effect on our business, financial condition and results of operations. Since the Acquisition, Arps Dairy is now producing virtually all of our product lines, manufacturing 18% of cases produced in the fourth quarter of 2025.

If we do not adequately manage our inventory levels, our operating results could be adversely affected.

We need to maintain adequate inventory levels to be able to deliver products to distributors on a timely basis. Our inventory supply depends on our ability to correctly estimate demand for our products. Our ability to estimate demand for our products is imprecise, particularly for new products, seasonal promotions and new markets. If we materially underestimate demand for our products or are unable to maintain sufficient inventory, we might not be able to satisfy demand on a short-term basis. If we overestimate distributor or retailer demand for our products, we may end up with too much inventory, resulting in increased working capital requirements, higher storage costs, increased trade spending and the risk of inventory spoilage. If we fail to manage our inventory to meet demand, we could damage our relationships with our distributors and retailers and could delay or lose sales opportunities, which would unfavorably impact our future sales and adversely affect our operating results. In addition, if the inventory of our products held by our distributors and retailers is too high, they will not place orders for additional products, which would also unfavorably impact our sales and adversely affect our operating results.

We need financing to complete the New Facility and may need additional financing in the future, which may not be available when needed or may be costly and dilutive.

Completion of the New Facility, including the installation of equipment and the buildout of production lines is required in the near term.

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We may require additional financing to support our capital expenditure and working capital needs in the future. The amount of additional capital we may require, the timing of our capital needs and the availability of financing to fund those needs will depend on a number of factors, including our strategic initiatives and operating plans, the performance of our business and the market conditions for debt or equity financing. Additionally, the amount of capital required will depend on our ability to meet our case sales goals and otherwise successfully execute our operating plan. We believe it is imperative to meet these sales objectives in order to lessen our reliance on external financing in the future. Although we believe various debt and equity financing alternatives will be available to us to support our capital expenditure and working capital needs, financing arrangements on acceptable terms may not be available to us when needed. Additionally, these alternatives may require significant cash payments for interest and other costs or could be highly dilutive to our existing shareholders. Any such financing alternatives may not provide us with sufficient funds to meet our long-term capital requirements. If necessary, we may explore strategic transactions that we consider to be in the best interest of the Company and our shareholders, which may include, without limitation, public or private offerings of debt or equity securities, and other strategic alternatives; however, these options may not ultimately be available or feasible.

Failure to complete the New Facility within the projected budget and timeframe will likely impact negatively our projected new revenue and adjusted EBITDA estimates.

Our ability to achieve our projected growth, including the timing of new revenue and adjusted EBITDA estimates, depends in large part on the successful execution of the completion of the New Facility and installation of the production lines. These projects involve significant capital expenditures and are subject to numerous risks, many of which are outside of our control.

Construction costs may exceed current estimates due to factors such as labor shortages, increased wage rates, supply chain disruptions, availability and pricing of materials, changes in scope, contractor performance issues, or unforeseen site conditions. In addition, delays or complications in obtaining required zoning approvals, building permits, inspections, or other governmental approvals could adversely affect project timelines and increase costs. Project schedules may also be impacted by adverse weather conditions, labor availability, contractor capacity, or logistical challenges, any of which could delay completion or commencement of operations. If construction is delayed or costs exceed budgeted amounts, we may be required to deploy additional capital, defer or modify other planned investments, or seek alternative financing on less favorable terms.

Any material delays in project completion or cost overruns could postpone the realization of anticipated revenues, reduce near-term margins, and negatively impact the Company’s projected or guided adjusted EBITDA. There can be no assurance that current cost estimates, construction schedules, or expected financial returns will be achieved, and any such variances could have a material adverse effect on the Company’s financial condition, results of operations, and cash flows.

A worsening of economic conditions or a decrease in consumer spending may adversely impact our ability to implement our business strategy.

Our success depends largely on government funding of school nutrition programs, which is influenced by government policy, and to a lesser extent on discretionary consumer spending, which is influenced by general economic conditions and the availability of discretionary income. There is no certainty regarding economic conditions in the United States, and credit and financial markets and confidence in economic conditions could deteriorate at any time. Accordingly, we may experience declines in revenue during economic turmoil or during periods of uncertainty including uncertainty resulting from war, terrorism or contagious disease.

The challenges of competing with the many food services businesses may result in reductions in our revenue and operating margins.

We compete with many well-established companies, food service and otherwise, on the basis of taste, quality and price of product offered, customer service, and overall experience. Our success depends, in part, upon the popularity of our products and our ability to develop new menu items that appeal to consumers across all four day parts. Shifts in consumer preferences away from our products, our inability to develop new menu items that appeal to consumers across all day parts, or changes in our menu that eliminate items popular with some consumers could harm our business. We compete primarily with other food manufacturers that participate in the K-12 market. Many of our competitors or potential competitors have substantially greater financial and other resources than we do, which may allow them to react to changes in the market more quickly than we can. In addition, aggressive pricing by our competitors or the entrance of new competitors into our markets, could reduce our revenue and operating margins. We also compete with other employers in our markets for workers and may become subject to higher labor costs as a result of such competition.

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Increases in costs of packaging, ingredients and contract manufacturing tolling fees may have an adverse impact on our gross margin.

Packaging costs such as paper and aluminum cans have experienced industry-wide price increases in the past and there is always the risk that the Company may be unable to pass on these costs, thereby significantly impacting the gross margin.

Fluctuations in various food and supply costs, particularly fruit and dairy, could adversely affect our operating results.

Supplies and prices of the various ingredients that are used in the manufacture of our products can be affected by a variety of factors, such as weather, seasonal fluctuations, demand, politics and economics in the producing countries.

These factors subject us to shortages or interruptions in product supplies, which could adversely affect our revenue and profits. In addition, the prices of fruit and dairy, which are the main ingredients in our products, can be highly volatile. The fruit of the quality we seek tends to trade on a negotiated basis, depending on supply and demand at the time of the purchase. An increase in pricing of any fruit that we are going to use in our products could have a significant adverse effect on our profitability. We cannot assure you that we will be able to secure our fruit supply.

Our business depends substantially on the continuing efforts of our senior management and other key personnel, and our business may be severely disrupted if we lose their services.

Our future success heavily depends on the continued service of our senior management and other key employees. If one or more of our senior executives is unable or unwilling to continue to work for us in his or her present position, we may have to spend a considerable amount of time and resources searching, recruiting, and integrating a replacement into our operations, which would substantially divert management’s attention from our business and severely disrupt our business. This may also adversely affect our ability to execute our business strategy.

We may be unable to attract and retain qualified, experienced, highly skilled personnel, which could adversely affect the implementation of our business plan.

Our success depends to a significant degree upon our ability to attract, retain and motivate skilled and qualified personnel. As we become a more mature company in the future, we may find recruiting and retention efforts more challenging. If we do not succeed in attracting, hiring and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively. Our inability to attract highly skilled personnel with sufficient experience in our industries could harm our business.

Product liability exposure may expose us to significant liability.

We may face an inherent business risk of exposure to product liability and other claims and lawsuits in the event that the development or use of our technology or prospective products is alleged to have resulted in adverse effects. We may not be able to avoid significant liability exposure. Although we believe our insurance coverage to be adequate, we may not have sufficient insurance coverage, and we may not be able to obtain sufficient coverage at a reasonable cost. An inability to obtain product liability insurance at acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of our products. A product liability claim could hurt our financial performance. Even if we ultimately avoid financial liability for this type of exposure, we may incur significant costs in defending ourselves that could hurt our financial performance and condition.

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Litigation or legal proceedings could expose us to significant liabilities and damage our reputation.

We may become party to litigation claims and legal proceedings. Litigation involves significant risks, uncertainties and costs, including distraction of management attention away from our business operations. We evaluate litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we establish reserves and disclose the relevant litigation claims or legal proceedings, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from those envisioned by our current assessments and estimates. Our policies and procedures require strict compliance by our employees and agents with all U.S. and local laws and regulations applicable to our business operations, including those prohibiting improper payments to government officials. Nonetheless, our policies and procedures may not ensure full compliance by our employees and agents with all applicable legal requirements. Improper conduct by our employees or agents could damage our reputation or lead to litigation or legal proceedings that could result in civil or criminal penalties, including substantial monetary fines, as well as disgorgement of profits.

Our litigation with the Manufacturer was voluntarily withdrawn from the court system in January 2023 and refiled in August 2023, as we were unable to reach a suitable resolution. While we believe that that our claims have merit, there is no assurance of a favorable outcome to this case. In 2024, we obtained litigation financing to pursue our claims without risk to our financial position or operating results.

Our inability to protect our intellectual property rights may force us to incur unanticipated costs.

Our success may depend, in part, on our ability to obtain and maintain protection in the United States and internationally for certain intellectual property incorporated into our products. Our intellectual property rights may be challenged, narrowed, invalidated or circumvented, which could limit our ability to prevent competitors from marketing similar solutions that limit the effectiveness of our patent protection and force us to incur unanticipated costs. In addition, existing laws of some countries in which we may provide services or solutions may offer only limited protection of our intellectual property rights.

Our products may infringe the intellectual property rights of third parties, and third parties may infringe our proprietary rights, either of which may result in lawsuits, distraction of management and the impairment of our business.

As the number of patents, copyrights, trademarks and other intellectual property rights in our industry increases, products based on our technology may increasingly become the subject of infringement claims. Third parties could assert infringement claims against us in the future. Infringement claims with or without merit could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, might not be available on terms acceptable to us, or at all. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation to determine the validity of any claims, whether or not the litigation is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel from productive tasks. If there is an adverse ruling against us in any litigation, we may be required to pay substantial damages, discontinue the use and sale of infringing products and expend significant resources to develop non-infringing technology or obtain licenses to infringing technology. Our failure to develop or license a substitute technology could prevent us from selling our products.

We will continue to incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance initiatives and corporate governance practices.

As a public company, we will continue to incur significant legal, accounting and other expenses. The Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to continue to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and make some activities more time-consuming and costly.

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We cannot predict or estimate the amount of additional costs we may incur to continue to operate as a public company, nor can we predict the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

Failure to maintain effective disclosure controls and procedures and internal control over financial reporting could result in material misstatements in our financial statements and a failure to meet our reporting and financial obligations, each of which could have a material adverse effect on our financial condition and the trading price of our Common Stock.

Our management is responsible for establishing and maintaining effective internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, as amended. Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of financial reporting for external purposes in accordance with generally accepted accounting principles in the United States (“GAAP”). Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that we would prevent or detect a misstatement of our financial statements or fraud. Any failure to maintain an effective system of internal control over financial reporting could limit our ability to report our financial results accurately and timely or to detect and prevent fraud. The identification of a material weakness could indicate a lack of controls adequate to generate accurate financial statements that, in turn, could cause a loss of investor confidence and a decline in the market price of our Common Stock. We cannot assure you that we will be able to timely remediate any material weaknesses that may be identified in future periods or maintain all of the controls necessary for continued compliance. Likewise, we cannot assure you that we will be able to retain sufficient skilled finance and accounting personnel, especially in light of the increased demand for such personnel among publicly traded companies.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Some foreign companies, including some that may compete with our Company, may not be subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time to time in countries in which we conduct our business. However, our employees or other agents may engage in conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Our use of information technology and third-party service providers exposes us to cybersecurity breaches and other business disruptions.

We use information technology and third-party service providers to support our business processes and activities, including supporting critical business operations such as manufacturing and distribution; communicating with our suppliers, customers and employees; maintaining effective accounting processes and financial and disclosure controls; executing corporate transactions; conducting research and development activities; and meeting regulatory, legal and tax requirements. Shared service centers managed by third parties provide an increasing number of services important to conduct our business, including accounting, internal control, human resources and computing functions.

Continuity of business applications and services has been, and may in the future be, disrupted by events such as infection by viruses or malware; other cybersecurity attacks; issues with or errors in systems’ maintenance or security; power outages; hardware or software failures; denial of service attacks; telecommunication failures; natural disasters; terrorist attacks; and other catastrophic occurrences. Our use of new and emerging technologies such as cloud-based services and mobile applications continues to evolve, presenting new and additional risks in managing access to our data, relying on third parties to manage and safeguard data, ensuring access to our systems and availability of third-party systems. In addition, we are experiencing new and more frequent attempts by third parties to gain access to our systems, such as through increased email phishing of our workforce.

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We leverage third parties for various technology and business services who may experience cybersecurity breaches, whether from circumvention of security systems, denial-of-service attacks or other cyberattacks such as hacking, phishing attacks, computer viruses, ransomware or malware, cyber extortion, employee or insider error, malfeasance, social engineering, physical breaches or other actions or attempts to exploit vulnerabilities may cause confidential information or Personally Identifiable Information belonging to us or our employees, customers, consumers, partners, suppliers, or governmental or regulatory authorities to be misused or breached. These risks could be magnified since the number of employees, contractors and others working outside of offices increased since the COVID-19 pandemic. Additionally, continued geopolitical turmoil, including the ongoing wars in Ukraine and the Middle East, has heightened the risk of cyberattacks. When risks such as these materialize, the need for us to coordinate with various third-party service providers and for third-party service providers to coordinate amongst themselves might increase challenges and costs to resolve related issues. Our information security program includes capabilities designed to evaluate and mitigate cyber risks arising from third-party service providers. Cyber threats to externally hosted technology and business services are beyond our control. Additionally, new initiatives, such as those related to digital commerce and direct sales, that increase the amount of confidential information that we process and maintain increase our potential exposure to a cybersecurity breach. Furthermore, the rapid evolution and increased adoption of artificial intelligence technologies may intensify our cybersecurity risks. If our controls, disaster recovery and business continuity plans or those of our third-party providers do not effectively respond to or resolve the issues related to any such disruptions in a timely manner, our product sales, financial condition, results of operations and stock price may be materially and adversely affected, and we might experience delays in reporting our financial results, loss of intellectual property and damage to our reputation or brands.

Risks Related to Ownership of our Common Stock

If we are unable to adequately fund our operations, we may be forced to voluntarily file for deregistration of our Common Stock with the SEC.

Compliance with the periodic reporting requirements required by the SEC consumes a considerable amount of both internal, as well external, resources and represents a significant cost for us. If we are unable to continue to devote adequate funding and the resources needed to maintain such compliance, while continuing our operations, we could be forced to deregister with the SEC. After the deregistration process, our Common Stock would only be tradable on the “Pink Sheets” and could suffer a decrease in or absence of liquidity.

We may not be able to continue to comply with Nasdaq listing standards.

Nasdaq Listing Rule 5550 requires companies that list on The Nasdaq Stock Market to maintain certain financial metrics. In May 2023, we received a letter from Nasdaq indicating that we were not in compliance with Nasdaq Listing Rule 5550(b), which requires companies listed on The Nasdaq Stock Market with a history of losses to maintain either a minimum market value of listed securities of $35,000,000 or a minimum of $2,500,000 in stockholders’ equity. While we regained compliance with this Rule in 2023, our stockholders’ equity at December 31, 2025 was only $1,330,000. We have instead maintained compliance based on the $35,000,000 minimum market value requirement. Unless and until we are able to achieve and maintain annual net income from continuing operations of $500,000, fluctuations in the market value of our listed securities may cause us to fail to meet Nasdaq listing standards and result in our Common Stock only being tradable in the over-the-counter markets.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, our share price and trading volume could decline.

The trading market for our Common Stock may be impacted, in part, by research and reports that securities or industry analysts publish about our business or us. There can be no assurance that analysts will cover us, continue to cover us or provide favorable coverage. If one or more analysts downgrade our stock or change their opinion of our stock, our share price may decline. In addition, if one or more analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

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Because we became public by means of a “reverse merger”, we may not be able to attract the attention of major brokerage firms.

Additional risks may exist since we became public through a “reverse merger”. Securities analysts of major brokerage firms may not provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our Common Stock. We cannot assure you that brokerage firms will want to conduct any secondary offerings on behalf of our Company in the future.

Future sales of our Common Stock in the public market could lower the price of our Common Stock and impair our ability to raise funds in future securities offerings.

Future sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could adversely affect the then prevailing market price of our Common Stock and could make it more difficult for us to raise funds in the future through a public offering of our securities.

Our Common Stock is subject to price volatility unrelated to our operations.

The market price of our Common Stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our Common Stock, changes in general conditions in the economy and the financial markets or other developments affecting the Company’s competitors or the Company itself.

Because we do not intend to pay dividends, shareholders will benefit from an investment in our Common Stock only if it appreciates in value.

We have never declared or paid any cash dividends on our preferred stock or Common Stock. For the foreseeable future, it is expected that earnings, if any, generated from our operations will be used to finance the growth of our business, and that no dividends will be paid to holders of the Company’s Common Stock. As a result, the success of an investment in our Common Stock will depend upon any future appreciation in its value. There can be no guarantee that our Common Stock will appreciate in value.

The price of our Common Stock may become volatile, which could lead to losses by investors and costly securities litigation.

The trading price of our Common Stock is likely to be highly volatile and could fluctuate in response to factors such as:

●	actual or anticipated variations in our operating results;

●	announcements of developments by us or our competitors;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

●	adoption of new accounting standards affecting our industry;

●	additions or departures of key personnel;

●	introduction of new products by us or our competitors;

●	sales of our Common Stock or other securities in the open market; and

●	other events or factors, many of which are beyond our control.

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The stock market is subject to significant price and volume fluctuations. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against such a company. Litigation initiated against us, whether or not successful, could result in substantial costs and diversion of our management’s attention and Company resources, which could harm our business and financial condition.

Investors may experience dilution of their ownership interests because of future issuances of additional shares of our Common Stock.

We recently obtained financing through the issuance of the Notes and Warrants to fund our operations. We may also issue additional shares of our Common Stock or other securities that are convertible into or exercisable for our Common Stock in connection with hiring or retaining employees, future acquisitions or for other business purposes. The future issuance of any such additional shares of Common Stock will result in dilution to our shareholders and may create downward pressure on the trading price of our Common Stock.

Provisions in our Company charter documents and under Delaware law could make an acquisition of our company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our certificate of incorporation and our bylaws may discourage, delay or prevent a merger, acquisition or other change in control of our Company that stockholders may consider favorable, including transactions in which they might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our Common Stock, thereby depressing the market price of our Common Stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Our board of directors controls a significant percentage of the outstanding shares of voting stock.

At present, members of our board of directors and/or their affiliated entities control approximately 37% of the outstanding shares of voting stock, and therefore have significant power to influence all matters requiring the approval of our stockholders, including the election of directors and the approval of mergers and other significant corporate transactions.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties. We caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions, costs and expenses, interest rates, outcome of contingencies, financial condition, results of operations, liquidity, cost savings, objectives of management, business strategies, financing, potential growth and market opportunities, product pipeline, the achievement of commercial milestones, the advancement of our technologies and our products, and other statements that are not historical facts. You can find many of these statements by looking for words like “believes,” “expects,” “anticipates,” “estimates,” “may,” “might,” “should,” “could,” “plan,” “intend,” “project,” “seek” or similar expressions in this prospectus and the documents incorporated by reference herein and therein. We intend that such forward-looking statements be subject to the safe harbors created thereby.

These forward-looking statements are based on the current beliefs and expectations of our management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. Factors that might cause such a difference include those discussed in Risk Factors, as well as those discussed in the documents incorporated by reference herein and therein. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.

All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable U.S. securities law. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of Common Stock offered under this prospectus by the Selling Stockholders. Rather, the Selling Stockholders will receive those proceeds directly. We may, however, receive up to $7,528,000 from the exercise of Warrants by the Selling Stockholders.

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SELLING STOCKHOLDERS

We are registering 5,550,602 shares of our Common Stock consisting of: (a) up to 2,595,862 Conversion Shares, (b) up to 602,240 Interest Shares, and (c) up to 2,352,500 Warrant Shares.

The shares of Common Stock being registered include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares of Common Stock being registered hereunder only as a result of stock splits, stock dividends or similar transactions, as well as issuances for interest in lieu of cash, at the Company’s discretion.

All shares that may be issued will be restricted securities as that term is defined in Rule 144 under the Securities Act and will remain restricted unless and until such shares are sold pursuant to this prospectus, or otherwise are sold in compliance with Rule 144.

No stockholder may offer or sell shares of our Common Stock under this prospectus unless such stockholder has notified us of such stockholder’s intention to sell shares of our Common Stock and the registration statement of which this prospectus is a part has been declared effective by the SEC and remains effective at the time such Selling Stockholder offers or sells such shares.

The following table sets forth as of April 24, 2026, information regarding the current beneficial ownership of our Common Stock by the persons identified, based on information provided to us by them, which we have not independently verified. We have assumed for purposes of the table that the Selling Stockholders will sell all of the shares offered by this prospectus. The Selling Stockholders may, from time to time, offer all or some of their shares under this prospectus or in another manner. No assurance can be given as to the actual number of shares that will be resold by the Selling Stockholders (or any of them). In addition, a Selling Stockholder may have already sold or otherwise disposed of shares in transactions exempt from the registration requirements of the Securities Act. The Selling Stockholders are not making any representation that the shares covered by this prospectus will be offered for sale. Except as set forth below, no Selling Stockholder has held any position nor had any material relationship with our affiliates or us during the past three years. Except as set forth below, each of the Selling Stockholders has advised the Company that it is not a registered broker-dealer or an affiliate of a registered broker-dealer.

Riccardo Delle Coste is the Company’s CEO, Chairman and significant stockholder. Joseph M. Cugine is a director of the Company.

The number of shares outstanding and the percentages of beneficial ownership are based on 16,143,501 shares of our Common Stock issued and outstanding as of April 24, 2026.

Under Rule 13d-3, beneficial ownership includes any shares as to which a Selling Stockholder has sole or shared voting power or investment power and also any shares that Selling Stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option.

The term “Selling Stockholders” also includes any pledgees, assignees, or other successors in interest to the Selling Stockholders named in the table below. Unless otherwise indicated, to our knowledge, each person named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the shares of Common Stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholders who are able to use this prospectus to resell the Common Stock registered hereby.

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	Number of Shares(1)				Percentage
Selling Stockholder	Owned Before Offering		Being Registered	Owned After Offering	Ownership After Offering
Brian Tracy	110,599		110,599	0	0.0%
The Angell Foundation	398,664		368,664	30,000	0.2%
William D. Moreland	1,022,863		737,328	285,535	1.8%
Pessin Children’s Trust	684,486	(2)	184,332	500,154	3.1%
Shipman & Goodwin Profit Sharing Trust	332,488	(2)	42,765	289,723	1.8%
21 April Fund, Ltd.	610,068		256,221	353,847	2.2%
21 April Fund, L.P.	250,049		112,442	137,607	0.9%
Ellen-Maria Gorrissen Trust 2 U/A DTD 6/3/1993	936,737		368,664	568,073	3.5%
Algonquin Capital Management, LLC	442,397		442,397	0	0.0%
Lytton-Kambara Foundation	1,156,615	(2)	884,793	271,822	1.7%
Pinz Capital Special Opportunities Fund, LP	294,931		294,931	0	0.0%
Bigger Capital Fund, LP	184,332		184,332	0	0.0%
Iroquois Capital Investment Group, LLC	138,986		138,986	0	0.0%
Iroquois Master Fund, Ltd.	74,839		74,839	0	0.0%
Thomas Duxbury	73,833		73,733	100	0.0%
Great Point Capital, LLC	921,659		921,659	0	0.0%
Joe Cugine	446,140	(3)	147,465	298,675	1.9%
White Lion Capital LLC	184,332		184,332	0	0.0%
Riccardo Delle Coste	1,963,465	(4)	22,120	1,941,345	12.0%
	10,227,483		5,550,602	4,676,881

*	Less than 0.1%
(1)	The number of shares gives effect to shares issuable upon conversion of the Notes, payment of interest on the Notes in shares, and exercise of exercisable options and warrants.
(2)	Includes shares owned by affiliate(s) of the Selling Stockholder.
(3)	Includes 44,186 shares underlying stock options exercisable within 60 days and 19,763 restricted stock units that will vest on June 10, 2026.
(4)	Includes 1,642,022 shares owned by R.D. Capital Holdings PTY Ltd. and of which Riccardo Delle Coste is deemed to be a beneficial owner and 173,079 shares underlying stock options exercisable within 60 days.

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DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our authorized share capital consists of 23,000,000 shares of common stock, par value $0.000001 per share and 400,000 shares of preferred stock, par value $0.000001 per share. As of April 24, 2026, 16,143,501 shares of our Common Stock were outstanding.

Common Stock

Each share of our Common Stock entitles its holder to one vote in the election of each director and on all other matters voted on generally by our shareholders, other than any matter that (i) solely relates to the terms of any outstanding series of preferred stock or the number of shares of that series and (ii) does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the Common Stock. No share of our Common Stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so. Holders of our Common Stock will be entitled to dividends in such amounts and at such times as our board of directors in its discretion may declare out of funds legally available for the payment of dividends. We currently intend to retain our entire available discretionary cash flow to finance the growth, development and expansion of our business and do not anticipate paying any cash dividends on the Common Stock in the foreseeable future. Any future dividends will be paid at the discretion of our board of directors after taking into account various factors, including:

●	general business conditions;

●	industry practice;

●	our financial condition and performance;

●	our future prospects;

●	our cash needs and capital investment plans;

●	our obligations to holders of any preferred stock we may issue;

●	income tax consequences; and

●	the restrictions Delaware and other applicable laws and our credit arrangements then impose.

If we liquidate or dissolve our business, the holders of our Common Stock will share ratably in all our assets that are available for distribution to our shareholders after our creditors are paid in full and the holders of all series of our outstanding preferred stock, if any, receive their liquidation preferences in full.

Our Common Stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund.

Transfer Agent

The transfer agent for our Common Stock is Securities Transfer Corporation, located at 2901 Dallas Parkway, Suite 380, Plano, Texas and its telephone number is (469) 633-0101.

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PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on our principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

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We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of Common Stock offered under this prospectus will be passed upon for us by Doida Crow Legal LLC, Denver, Colorado.

EXPERTS

The audited financial statements of Barfresh Food Group Inc. incorporated by reference in this prospectus have been so incorporated in reliance upon the report of Eide Bailly LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our Common Stock and pre-funded warrants offered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement and its exhibits, portions of which have been omitted from this prospectus as permitted by the rules and regulations of the SEC. For further information about us and the shares of our Common Stock and pre-funded warrants offered hereby, you should refer to the registration statement and its exhibits.

We file annual, quarterly and special reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors” at www.barfresh.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not incorporated by reference into, and does not otherwise form a part of this prospectus or the registration statement of which this prospectus is a part, except as expressly stated below under “Incorporation by Reference.”

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INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference information we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus. To the extent there are inconsistencies between the information contained in this prospectus and the information contained in the documents filed with the SEC prior to the date of this prospectus and incorporated by reference, the information in this prospectus shall be deemed to supersede the information in such incorporated documents. We incorporate by reference the documents and information listed below that we have filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions thereof, which under the Exchange Act, and applicable SEC rules, are not deemed “filed” under the Exchange Act):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on April 15, 2026;

●	our Current Reports on Form 8-K filed with the SEC on January 23, 2026, January 29, 2026, March 9, 2026, March 13, 2026, March 31, 2026; and April 6, 2026;

●	our definitive Proxy Statement filed with the SEC on April 15, 2026 and additional definitive proxy soliciting materials filed with the SEC on April 24, 2026; and

●	the description of our Common Stock, which is contained in the Registration Statement on Form 8-A, as filed with the SEC on January 14, 2022, including any amendment or reports filed for the purpose of updating such.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the termination of the offering shall be deemed to be incorporated by reference into the prospectus.

If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained in this prospectus, the statement or information previously incorporated in this prospectus is also modified or superseded in the same manner. We will provide without charge to each person to whom a copy of this prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing to us at:

Barfresh Food Group Inc.

Attn: Corporate Secretary

12100 Wilshire Blvd., 8th Floor

Los Angeles, CA 90025

Telephone: 310-598-7113

Email: info@barfresh.com

Exhibits to any documents incorporated by reference in this prospectus will not be sent, however, unless those exhibits have been specifically referenced in this prospectus.

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Up to 5,550,602 shares of Common Stock

BARFRESH FOOD GROUP INC.

PROSPECTUS

April 24, 2026